Exhibit 99.1

n e w s r e l e a s e

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS ANNOUNCES PLAN FOR CEO TRANSITION

DEERFIELD, Ill., Dec. 20, 2010 — United Stationers Inc. (NASDAQ: USTR), a leading North American wholesale distributor of business products, today announced that P. Cody Phipps, president and chief operating officer, will become president and chief executive officer when Richard W. Gochnauer, the company’s current chief executive officer, retires at the annual shareholders’ meeting in May 2011.  Mr. Gochnauer will not stand for reelection to the company’s board of directors.

Phipps, 48, who was named president and chief operating officer in September 2010, has contributed significantly to United Stationers’ success during his seven years with the company.  He joined United in 2003 as senior vice president of operations and was promoted to president, United Stationers Supply division in 2006. Phipps has been a key member of the leadership team that has enhanced shareholder value by defining and driving company growth strategies and achieving operating efficiencies.

Prior to joining United, Phipps was a partner in the Chicago office of McKinsey & Company and a leader in the firm’s Global Operations Effectiveness Practice.  He has an M.B.A from the University of Chicago Graduate School of Business and a bachelor’s degree in mechanical engineering from Ohio State University.

“I am honored to have the opportunity to lead this great organization that has been built under Dick’s leadership,” said Cody Phipps, president and chief operating officer.   “It is rewarding to be part of United’s growth and its evolution. I look forward to the future as we continue our commitment to enhancing shareholder value, enabling the success of our partners, and maintaining a culture that fosters opportunities for our associates.”

Gochnauer, 61, joined United Stationers in July of 2002 as chief operating officer and a member of the company’s board of directors.  In December of that same year, he took the helm as president and chief executive officer.  During his tenure, Gochnauer focused on developing and executing a successful growth strategy and creating a high-performance organization.

“Today’s announcement demonstrates the quality of United’s bench strength,”  said Richard W. Gochnauer, chief executive officer.  “An important part of my role as CEO has been to ensure that we have the necessary leadership to continue to prosper and enable the success of the business and all of our partners.  We are confident that everything is in place to begin a smooth, extended transition of leadership that will provide continuity for United Stationers.  Cody is well-prepared for this new role. He will take full responsibility for the execution of our 2011 plan.  During this transition, I will provide support and coaching to Cody and the senior leadership team to accomplish our objectives.”

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Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they provide; United’s reliance on independent resellers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of variability in customer and end-user demand patterns on United’s product sales mix and, in turn, on profit margins; the impact of a loss of, or substantial decrease in, the availability of products or service from key suppliers at competitive prices; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the availability of financing sources to meet United’s business needs; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s ability to maintain its existing information technology and e-commerce systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the Company does not undertake to update any forward-looking statement.  Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2009 net sales of approximately $4.7 billion. The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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